Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective this 16th day of April, 2020 (the “Effective Date”), is entered into by and between Edmund M. Ingle (“Executive”) and Unifi, Inc. (the “Employer” and, collectively with its successors, subsidiaries and affiliated companies, the “Company”).

WHEREAS, the Employer desires to retain the services of Executive on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.Employment.  Subject to the terms and conditions of this Agreement, the Employer agrees to employ Executive, and Executive agrees to be employed by the Employer, as of July 1, 2020 (the “Start Date”), pursuant to the terms of this Agreement.

2.Position.  During the period of his employment hereunder, Executive agrees to serve the Company, and the Employer shall employ Executive, as Chief Executive Officer. If appointed or elected, Executive also shall serve as an officer, director and/or manager of one or more of the Employer’s subsidiaries and affiliated companies in such capacity or capacities as may be determined from time to time. The Employer’s board of directors (the “Board”) shall appoint Executive to serve as a member of the Board effective on the Start Date and shall nominate Executive to serve on the Board at each annual meeting of shareholders thereafter during Executive’s employment by the Employer subject to approval by the Employer’s shareholders.

3.	At-Will Employment and Duties.

(a)At-Will Employment.  Executive and the Employer agree that Executive’s employment by the Employer hereunder will be at-will (as defined under applicable law), and may be terminated at any time, for any reason, at the option of either party, subject to the provisions of this Agreement.

(b)Duties.  During the period of his employment hereunder and except for illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall in good faith devote all of his business time, attention, skill and efforts to the business and affairs of the Company.  Executive’s duties shall be performed under the supervision of the Board.  The foregoing shall not be construed as prohibiting Executive from serving on corporate, civic or charitable boards or committees or making personal investments, so long as such activities do not materially interfere with the performance of Executive’s obligations to the Company as set forth herein.

4.	Salary; Bonus; Reimbursement of Expenses; Other Benefits.

(a)Salary.  In consideration of the services to be rendered by Executive pursuant to this Agreement, the Employer shall pay, or cause to be paid, to Executive a base salary (the “Base Salary”) as established by or pursuant to authority granted by the Employer’s board of directors (the “Board”).  Executive’s initial Base Salary shall be $675,000 per annum.  The Base Salary shall be reviewed annually by or pursuant to authority granted by the Board in connection with its annual review of executive compensation to determine if such Base Salary should be increased for the following year in recognition of services to the Company.  The Base Salary shall be payable at such intervals in conformity with the Employer’s prevailing practice as such practice shall be established or modified from time to time.

(b)Bonuses; Additional Compensation.  Executive will be eligible to receive bonuses and to participate in compensation plans of the Employer in accordance with any plan or decision that the Board, or any committee or other person authorized by the Board, may in its sole discretion determine from time to time.  For the Employer’s 2021 fiscal year, Executive’s bonus will be equal to 50%, 100% and 150% of Base Salary for threshold, target and maximum levels of performance, respectively, and will be pro-rated for the period of Executive’s employment with the Employer during the fiscal year.

(c)Initial Equity Grants.  Executive will receive on the Start Date certain Initial Equity Grants.  Such Initial Equity Grants will consist of (i) options to purchase shares of the Employer’s common stock, with a grant date fair value as of the Start Date of $330,000 and (ii) restricted stock units representing shares of the Employer’s common stock, with a grant date fair value as of the Start Date of $670,000.  The grant date fair values for the Initial Equity Grants will be based on Employer’s valuation methods and Employer’s common stock price on the Start Date, which will be equal to the mean between the lowest and highest reported sale prices of the Employer’s common stock.  The options will have an exercise price equal to the common stock price on the Start Date and will vest and become fully exercisable as follows: 25% on the first anniversary of the Start Date, 25% on the second anniversary of the Start Date and 50% on the third anniversary of the Start Date, subject to Executive’s continued employment through each vesting date.  The options will have a ten year term.  The restricted stock units will become vested and settled in shares of the Employer’s common stock as follows, subject to Executive’s continued employment through each vesting date:  25% thirty days after the first anniversary of the Start Date, 25% on the second anniversary of the Start Date and 50% on the third anniversary of the Start Date.

(d)Reimbursement of Expenses.  Executive shall be paid or reimbursed by the Employer, in accordance with and subject to the Employer’s general expense reimbursement policies and practices, for all reasonable travel and other business expenses incurred by Executive in performing his obligations under this Agreement.

(e)Other Benefits.  During the period of employment hereunder, Executive shall be entitled to participate in all other benefits of employment generally available to other executives of the Employer and those benefits for which such persons are or shall become eligible, when and as he becomes eligible therefore.  All outstanding unvested equity awards issued to Executive by the Employer shall vest in full upon a “Change of Control” (as such term is defined in the Unifi, Inc. Amended and Restated 2013 Incentive Compensation Plan).

5.	Termination of Employment.

(a)Termination as a Result of Executive’s Death or Disability.  Executive’s employment hereunder shall terminate automatically upon Executive’s death and may be terminated by the Employer upon Executive’s “Disability” (as hereinafter defined).  If Executive’s employment hereunder is terminated by reason of Executive’s death or Disability, Executive’s (or Executive’s estate’s) right to benefits under this Agreement will terminate as of the date of such termination and all of the Employer’s obligations hereunder shall immediately cease and terminate, except that (i) Executive or Executive’s estate, as the case may be, will be entitled to receive accrued Base Salary and benefits through the date of termination, (ii) all outstanding unvested equity awards issued to Executive by the Employer shall vest in full upon such termination of employment, and (iii) if this Section 5(a) is applicable in the first twelve calendar months of Executive’s employment under this Agreement, Employer will pay to Executive a pro rata bonus based on Executive’s days of employment, on a per diem basis, payable at Employer’s target level.  As used herein, Executive’s “Disability” shall have the meaning set forth in any long-term disability plan in which Executive participates, and in the absence thereof shall mean the determination in good faith by the Board that, due to physical or mental illness, Executive shall have failed to perform his duties on a full-time basis hereunder for one hundred eighty (180) consecutive days and shall not have returned to the performance of his duties hereunder on a full-time basis before the end of such period.  If Disability has occurred, termination of Executive’s employment hereunder shall occur within thirty (30) days after written notice of such termination is given (which notice may be given before the end of the one hundred eighty (180) day period described above so as to cause termination of employment to occur as early as the last day of such period).

(b)Termination by Executive for Good Reason or by the Employer other than as a Result of Executive’s Death or Disability or for Cause.

(i)Executive may terminate Executive’s employment hereunder for “Good Reason” (as hereinafter defined), if Good Reason exists, upon at least five (5) days prior written notice to the Employer, and the Employer may terminate Executive’s employment hereunder for any reason or for no reason, other than as a result of Executive’s death or Disability or for Cause (as hereinafter defined), in each case with the consequences set forth in this Section 5(b).

(ii)If Executive’s employment hereunder is terminated by Executive for Good Reason or by the Employer other than by reason of Executive’s death or Disability and other than for Cause, then, subject to Executive entering into and not revoking a release of claims in favor of the Employer and the Company pursuant to Section 5(e) below, and Executive fully complying with the covenants set forth in Section 6, Executive shall be entitled to the following benefits:

(1)Cash severance payments equal in the aggregate to twelve (12) months of Executive’s annual Base Salary at the time of termination, payable in twelve (12) equal monthly installments beginning at the end of the first full month following termination of employment.

(2)In the event Executive elects COBRA continuation coverage for the level of medical coverage he had in force at the time of his termination, the Employer shall reimburse Executive for the monthly cost of such continuation coverage until the earlier of (A) the date Executive ceases to maintain such continuation coverage in effect or (B) twelve (12) months from the termination of Executive’s employment.

(3)If this Section 5(b) is applicable in the first twelve calendar months of Executive’s employment under this Agreement, Employer will pay to Executive, in cash, one quarter of Executive’s then outstanding and unvested equity awards granted pursuant to Section 4(c) hereunder based on the termination date fair value(s) (not to exceed a total payment of $250,000).

(4)If this Section 5(b) is  applicable in the first twelve calendar months of Executive’s employment under this Agreement, Employer will pay to Executive a pro rata bonus based on Executive’s days of employment, on a per diem basis, payable at Employer’s target level.

(iii)For purposes of this Agreement, “Good Reason” shall mean: (1) a material reduction (without Executive’s express written consent) in Executive’s title, duties, authority, or responsibilities; (2) the requirement that Executive relocate to an employment location that is more than fifty (50) miles from his employment location on the Start Date; (3) the Employer’s material breach (without Executive’s express written consent) of Sections 2 or 4 of this Agreement; or (4)

following a Change of Control, Executive not being an officer of the ultimate surviving parent business entity resulting from such Change of Control transaction, in a substantially similar role to that performed by Executive for the Employer prior to such Change of Control, for a period of at least twelve (12) months thereafter; provided, that with respect to the foregoing clauses (1), (2) and (3), Executive has provided the Employer written notice of the event or circumstance purporting to constitute Good Reason within thirty (30) days of the event or circumstance occurring and the Employer has not cured such event or circumstance within fifteen (15) days following the date Executive provides such notice.  If the Employer thereafter intentionally repeats the breach it previously cured, such breach shall no longer be deemed curable.

(c)Termination by Executive other than for Good Reason.  Executive may terminate his employment with the Employer other than for Good Reason upon thirty (30) days prior written notice to the Employer, after which the Employer shall have no further obligation hereunder to Executive, except for payment of accrued Base Salary and benefits through the termination date.  If Executive so notifies the Employer of such termination, the Employer shall have the right to accelerate the effective date of such termination to any date after the Employer’s receipt of such notice, but such acceleration will not be deemed to constitute a termination of Executive’s employment by the Employer without Cause, and the consequences of such termination will continue to be governed by this subsection.

(d)Termination by the Employer for Cause.  The Employer may terminate Executive’s employment under this Agreement at any time for “Cause” (as hereinafter defined) whereupon the Employer shall have no further obligation hereunder to Executive, except for payment of amounts of Base Salary and benefits accrued through the termination date.  For purposes of this Agreement, “Cause” shall mean: (i) the continued willful failure by Executive to substantially perform his duties to the Company, (ii) the willful engaging by Executive in gross misconduct materially and demonstrably injurious to the Company or (iii) Executive’s material breach of Sections 3, 6 or 7 of this Agreement; provided, that with respect to any breach that is curable by Executive, as determined by the Board in good faith, the Employer has provided Executive written notice of the material breach and Executive has not cured such breach, as determined by the Board in good faith, within fifteen (15) days following the date the Employer provides such notice.

(e)Waiver and Release.  In consideration for and as a condition to the payments and benefits provided and to be provided under Section 5(b)(ii) of this Agreement other than those provided under Section 9 (indemnification), Executive agrees that Executive will, within thirty (30) days after the termination of Executive’s employment hereunder, deliver to the Employer a fully executed release agreement then currently used by the Employer. The waiver and release shall fully and irrevocably release and discharge the Company, its directors, officers, and employees from any and all claims, charges, complaints, liabilities of any kind, known or unknown, owed to Executive, other than any rights Executive may have under the terms of this Agreement that survive such termination of employment and other than any vested rights of Executive under any of the Company’s employee benefit plans or programs that, by their terms, survive or are unaffected by such termination of employment.  Unless consented to by Executive, the waiver and release will not modify the Executive’s obligations pursuant to the Section 6, Certain Covenants by Executive.

6.	Certain Covenants by Executive.

(a)Confidential Information.  Executive acknowledges that in his employment hereunder he will occupy a position of trust and confidence.  Executive shall not, except in the course of the good faith performance of his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Executive’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information (as hereinafter defined) regarding the Company.  For purposes of this Agreement, “Confidential Information” shall mean information about the Company or its clients or customers that was learned by Executive in the course of his employment by the Employer, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information, but excludes information (i) which is in the public domain through no unauthorized act or omission of Executive; or (ii) which becomes available to Executive on a non-confidential basis from a source other than the Company without breach of such source’s confidentiality or non-disclosure obligations to the Company.  Executive agrees to deliver or return to the Employer, at the Employer’s request at any time or upon termination or expiration of his employment or as soon thereafter as possible, (i) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company or prepared by Executive during the term of his employment by the Employer and (ii) all notebooks and other data relating to research or experiments or other work conducted by Executive in the scope of such employment.  Upon the date of termination of Executive’s employment hereunder, Executive shall, as soon as possible but no later than two (2) days after the date of termination, surrender to the Employer all Confidential Information in Executive’s possession and return to the Employer all Company property in Executive’s possession or control, including but not limited to, all paper records and documents, computer disks and access cards and keys to any Company facilities.

(b)Non-Competition.  During the period of Executive’s employment hereunder and for a period of twelve (12) months after the date of termination of his employment, Executive shall not, directly or indirectly, in the “Restricted Territory” (as hereinafter defined), without the prior written consent of the Employer, provide consultative services or otherwise provide services to (whether as an employee or a consultant, with or without pay) or, own, manage, operate, join, control, participate in, or be connected with (as a shareholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is then a competitor of the Company (each such competitor a “Competitor of the Company”); provided, however, that the “beneficial ownership” by Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than five percent (5%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this Agreement.  For purposes of this Agreement, “Restricted Territory” shall mean: (i) the State of North Carolina, (ii) the other contiguous states of the United States of America, and (iii) any other jurisdiction in which the Company is doing or does business during Executive’s employment hereunder.  Executive and the Employer acknowledge and agree that the business of the Company extends throughout the contiguous states of the United States of America and internationally.

(c)Non-Solicitation of Customers and Suppliers.  During the period of Executive’s employment hereunder and for a period of twelve (12) months after the date of termination of Executive’s employment hereunder, Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company to divert any of their business to any Competitor of the Company.

(d)Non-Solicitation of Employees.  Executive recognizes that he possesses and will possess Confidential Information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company.  Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company.  Executive agrees that, during the period of Executive’s employment hereunder and for a period of twelve (12) months thereafter, he will not, directly or indirectly, solicit, recruit, induce or encourage or attempt to solicit, recruit, induce, or encourage any employee of the Company (i) for the purpose of being employed by him or by any Competitor of the Company on whose behalf he is acting as an agent, representative or employee or (ii) to terminate his or her employment or any other relationship with the Company.  Executive also agrees that Executive will not convey any Confidential Information or trade secrets about other employees of the Company to any other person.

(e)Post-Termination Covenants by Executive.

(i)Upon the termination of Executive’s employment hereunder, regardless of (A) the date, cause, or manner of the Termination of Employment, (B) whether the Termination of Employment is with or without Cause or is a result of Executive’s resignation, or (C) whether the Employer provides severance benefits to Executive under this Agreement (the “Termination of Employment”), Executive shall resign and does resign (1) as a member of the Board if serving on the Board at that time and (2) from all positions as an officer, director or manager of the Company and from any other positions with the Company, with all such resignations to be effective upon the date of the Termination of Employment.

(ii)From and after the Termination of Employment, Executive agrees to reasonably cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable judgment of the Company’s counsel, Executive’s assistance or cooperation is needed.  Executive shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company’s request in order to fulfill this obligation.  In connection with such litigation or investigation, the Company shall attempt to accommodate Executive’s schedule, shall reimburse Executive (unless prohibited by law) for any actual loss of wages in connection therewith, shall provide Executive with reasonable notice in advance of the times in which Executive’s cooperation or assistance is needed, and shall reimburse Executive for any reasonable expenses incurred in connection with such matters.

(f)Injunctive Relief.  It is expressly agreed that the Employer will or would suffer irreparable injury, for which a remedy in monetary damages alone would be inadequate, if Executive were to violate any of the provisions of this Section 6 and that the Employer would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from so violating Section 6 of this Agreement, in addition to any and all damages or other remedies to which the Employer would be entitled at law or in equity.  Nothing herein shall be construed as prohibiting the Employer from pursuing any other equitable or legal remedies for such breach or threatened breach, including the recovery of monetary damages from Executive.

(g)Executive’s Acknowledgement.  Executive acknowledges and agrees that (i) the restrictive covenants in this Section 6 are reasonable in time, territory and scope, and in all other respects and (ii) should any part or provision of any covenant herein be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.  The restrictive covenants contained herein shall be construed as agreements independent of any other provision in this Agreement and the existence of any claim or cause of action of Executive against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of these covenants.

(h)Protected Disclosures.  Pursuant to the Defend Trade Secrets Act of 2016 (8 U.S.C. § 1833(b)), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.  Notwithstanding any provision in any agreement between Executive and the Company, Executive may disclose any confidential or non-public information (i) to report possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress and any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal law or regulation or (ii) as required by law or order by a court; provided, however, Executive agrees to notify the Company in advance if Executive is required to provide information or testimony in connection with any action brought by a non-governmental or non-regulatory person or entity.

(i)Survival of Provisions.  The obligations contained in this Section 6 shall survive the termination or expiration of Executive’s employment hereunder and shall be fully enforceable thereafter.

7.	Non-Disparagement.

(a)From and after the Termination of Employment, Executive agrees not to make any statements to the Company’s employees, customers, vendors, or suppliers or to any public or media source, whether written or oral, regarding Executive’s employment hereunder or termination from the Employer’s employment, except as may be approved in writing by an executive officer of the Employer in advance.  Executive further agrees not to make any statement (including to any media source, or to the Company’s suppliers, customers or employees) or take any action that would disrupt, impair, embarrass, harm or affect adversely the Company or any of the employees, officers, directors, or customers of the Company or place the Company or such individuals in any negative light.

(b)From and after the Termination of Employment, Employer shall not, and shall instruct the members of its Board, and its Senior Executives, Managers, and Directors not to, make any statements to the Company’s employees, customers, vendors, or suppliers or to any public or media source, whether written or oral, regarding Executive’s employment hereunder or termination from the Employer’s employment, except as may be approved in writing by Executive in advance.  Employers’ Board, Senior Executives, Managers, and Directors further agree not to make any statement (including to any media source, or to the Company’s suppliers, customers or employees) or take any action that would disrupt, impair, embarrass, harm or affect adversely the Executive or place the Executive in a negative light.

8.No Conflict.  Executive represents and warrants that Executive is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent Executive from entering into this Agreement or would conflict with the performance of Executive’s duties pursuant to this Agreement.  Executive represents and warrants that Executive will not engage in any activity, which would conflict with the performance of Executive’s duties pursuant to this Agreement.

9.Notices.  Any notice, requests, demands and other communications to be given to a party in connection with this Agreement shall be in writing addressed to such party at such party’s “Notice Address,” which shall initially be as set forth below:

If to the Company:Unifi, Inc.

7201 West Friendly Avenue

Greensboro, North Carolina 27410

Attn:  Corporate Secretary

If to Executive:Edmund M. Ingle

Most recent address reflected on

the Company’s payroll records

A party’s Notice Address may be changed or supplemented from time to time by such party by notice thereof to the other party as herein provided.  Any such notice shall be deemed effectively given to and received by a party on the first to occur of (a) the date on which such notice is actually delivered (whether by mail, courier, hand delivery, electronic, or facsimile transmission or otherwise) to such party’s Notice Address and addressed to such party, if such delivery occurs on a business day, or if such delivery occurs on a day which is not a business day, then on the next business day after the date of such delivery, or (b) the date on which such notice is actually received by such party (or, in the case of a party that is not an individual, actually received by the individual designated in the Notice Address of such party).  For purposes of the preceding sentence, a “business day” is any day other than a Saturday, Sunday or U.S. federal public legal holiday.

10.	Indemnification.

(a)General.  Subject to the limitations set forth in this Section 9, the Employer shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, Executive if Executive was or is made or is threatened to be made a party to or is otherwise involved in any pending, threatened or completed action, suit, arbitration, alternative dispute resolution proceeding, investigation, administrative hearing, or other proceeding, whether by or in the right of the Employer, any other Company, or any other person or entity, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that Executive is or was a director, officer, employee or agent of the Employer or is or was serving at the request of the Employer as a director, officer, member, employee or agent of any other Company or other enterprise, including service with respect to employee benefit plans, against all cost, expense, liability and loss (including without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive or on Executive’s behalf in connection with any Proceeding and any appeal therefrom.  Executive’s rights under this Section 9 shall continue after Executive has ceased acting as a director, officer, member, employee or agent of a Company and shall inure to the benefit of the heirs, executors and administrators of Executive.  The Employer’s obligation to provide the indemnification set forth in this Section 9(a) shall be subject to Executive having acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of any Company, and, with respect to any criminal action or proceeding, having had no reasonable cause to believe Executive’s conduct was unlawful.  The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Executive did not act in good faith and in a manner which Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Executive’s conduct was unlawful.

(b)Advancement of Expenses.  Subject to the limitations set forth in this Section 9, the Employer shall pay the reasonable expenses (including reasonable attorneys’ fees) incurred by Executive in defending any Proceeding in advance of its final disposition; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by Executive, in a form approved by the Employer, to repay all amounts advanced if it shall ultimately be determined that Executive is not entitled to be indemnified therefor.  Executive agrees to reimburse the Employer for all expenses advanced under this Section 9 in the event and only to the extent it shall ultimately be determined by a final adjudication that Executive is not entitled to be indemnified by the Employer for such expenses.

(c)Claims for Indemnification or Advancement; Determination of Eligibility.

(i)Any claim by Executive for indemnification or advancement of expenses under this Agreement shall be made in a writing delivered to the Employer, setting forth in reasonable detail the basis for such indemnification or advancement and the amount requested, and accompanied by appropriate documentation to support the amount so requested (or, in the case of advancement of expenses to be incurred, the basis on which such amount is to be determined).  A claim for advancement may include future expenses reasonably expected to be incurred, provided they are generally described in the claim, and provided that the Employer shall not be required to advance particular expenses covered by the claim until it has received appropriate substantiation that those expenses have been incurred and are appropriately included within the advances approved by the Employer pursuant to this Section 9(c).

(ii)Promptly upon its receipt of a written claim for advancement of expenses to which Executive is entitled hereunder, and within sixty (60) days after its receipt of a written claim for indemnity to which Executive is entitled hereunder, the Employer shall pay such advancement (and any future related submissions for advancement of expenses as they are incurred) or such claim for indemnity in full to or as directed by Executive.  If and to the extent it is required by law that the Employer make any particular determination as to Executive’s eligibility to receive such advancements or indemnity, or whether Executive has met the standards set forth in Section 9(a) hereof, the Employer shall make such determination as promptly as practicable in good faith and in accordance with such requirements of law, and in any event within sixty (60) days after its receipt of the claim from Executive.  In the event that the Employer fails to make such determination as to Executive’s eligibility, or makes a determination that Executive is ineligible for indemnification or advancement of expenses hereunder, within such sixty (60)-day period, then Executive may seek such determination from a court of competent jurisdiction.  In any such proceeding, the Employer shall have the burden of proving that Executive was not entitled to the requested indemnification or advancement of expenses, and any prior determination by the Employer to the contrary shall be to no effect and shall not be given any weight by the court, it being the intention of the parties that any determination by the court as to Executive’s eligibility for and entitlement to indemnification or advancement of expenses hereunder shall be made de novo based upon the terms of this Agreement and the evidence presented to such court.

(d)Limitations on Claims.  In addition to the limitations on indemnification set forth in Section 9(a) above, the Employer shall not be obligated pursuant to this Agreement:

(i)To indemnify or advance expenses to Executive with respect to a Proceeding initiated by Executive, except (i) for Proceedings authorized or consented to by the Board; or (ii) in the event a claim for indemnification or payment of expenses (including attorneys’ fees) made under this Agreement is not paid in full within sixty (60) days after a written claim therefor has been received by the Employer, Executive may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim, including attorneys’ fees.  In any such action, the Employer shall have the burden of proving that Executive was not entitled to the requested indemnification or payment of expenses under applicable law or this Agreement.

(ii)To indemnify Executive for any expenses incurred by Executive with respect to any Proceeding instituted by Executive to enforce or interpret this Agreement, unless Executive is successful in establishing Executive’s right to indemnification in such Proceeding, in whole or in part; provided, however, that nothing in this Section 9(d)(ii) is intended to limit the Employer’s obligation with respect to the advancement of expenses to Executive in connection with any Proceeding instituted by Executive to enforce or interpret this Agreement, as provided in Section 9(c) above.

(iii)To indemnify Executive in connection with proceedings or claims involving the enforcement of the provisions of this Agreement (other than as otherwise specifically provided for in this Section 9) or any other employment, severance or compensation plan or agreement that Executive may be a party to, or beneficiary of, with the Employer or any other Company.

(iv)To indemnify Executive on account of any proceeding with respect to which final judgment is rendered against Executive for payment or an accounting of profits arising from the purchase or sale by Executive of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, any similar successor statute, or similar provisions of state statutory law or common law.

(e)Non-Exclusivity of Rights.  The right conferred on Executive by this Section 9 shall not be exclusive of any other rights which Executive may have or hereafter acquire under any statute, provision of the Employer’s articles of incorporation or bylaws, agreement, vote of shareholders or disinterested directors or otherwise, or under any insurance maintained by the Employer; but such rights in the aggregate shall not entitle Executive to duplicative multiple recoveries.  No amendment or alteration of the Employer’s articles of incorporation or bylaws or any other agreement shall adversely affect the rights provided to Executive under this Section 9.

(f)Savings Clause.  If any provision or provisions of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Employer shall nevertheless indemnify Executive as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Employer, to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the full extent permitted by applicable law.

11.Dispute Resolution.

(a)Any dispute between Executive and the Employer arising out of this Agreement or the performance or nonperformance hereof (except with respect to Section 9), shall, upon the demand of either Executive or the Employer, be settled by binding arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association as in effect at the time the arbitration is commenced and the provisions of this subsection:

(i)The arbitration shall be conducted in Greensboro, North Carolina by a panel of three impartial arbitrators selected in accordance with such rules, unless the parties shall hereafter mutually agree in writing to have the arbitration conducted by a single arbitrator.

(ii)In conducting the arbitration and rendering their award, the arbitrators shall give effect to the terms of this Agreement, including the choice of applicable law,

shall give effect to any other agreement of the parties relating to the conduct of the arbitration, and shall give effect to applicable statutes of limitations.

(iii)The costs of the arbitration, including the fees and expenses of the arbitrators and of the American Arbitration Association, shall be paid by the Employer, unless as part of their decision the arbitrators determine that Executive proceeded in bad faith.  If the arbitrators determine that Executive proceeded in bad faith, the arbitrators may allocate fees and expenses to such parties as, and in such proportions as, the arbitrators shall determine to be just and equitable, which determination shall be set forth in the award.

(iv)Judgment upon the award of the arbitrators may be entered by any court of competent jurisdiction.

(b)Nothing in this Section 10 shall preclude any party from applying to a court of competent jurisdiction for, and obtaining if warranted, preliminary or ancillary relief pending the conduct of such arbitration, or an order to compel the arbitration provided for herein.

(c)Any claim arising out of Section 9, including a claim by Executive for indemnification or advancement of expenses thereunder, shall be brought before the state courts of the State of North Carolina pursuant to Section 12.

12.Assignment; Successors.  This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, this Agreement shall be binding upon and, subject to the provisions hereof, inure to the benefit of any successor of the Employer and such successor shall be deemed substituted for the Employer under the terms of this Agreement; but any such substitution shall not relieve the Employer of any of its obligations under this Agreement.  As used in this Agreement, the term “successor” shall include any person, firm, corporation, or like business entity which at any time, whether by merger, purchase or otherwise, acquires all or a controlling interest in the assets or business of the Employer.  This Agreement shall inure to the benefit of Executive’s estate, administrators, and personal representatives.

13.Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of North Carolina, without giving effect to its principles of conflict of laws.  Executive and the Employer each hereby irrevocably consent that both parties are subject to the jurisdiction of the state courts of the State of North Carolina for all purposes in connection with any action or proceeding that arises out of or relates to this Agreement, and further agree that the sole and exclusive venue for any such dispute shall be the General Court of Justice, Superior Court Division, in Guilford County, North Carolina.

14.Withholding.  The Employer shall make such deductions and withhold such amounts from each payment made to Executive hereunder as may be required from time to time by law, governmental regulation or order.

15.Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

16.Waiver; Modification.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

17.Severability.  The parties have entered into this Agreement for the purposes herein expressed, with the intention that this Agreement be given full effect to carry out such purposes.  Therefore, consistent with the effectuation of the purposes hereof, the invalidity or unenforceability of any provision hereof or part thereof shall not affect the validity or enforceability of any other provision hereof or any other part of such provision.

18.Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements between them with respect to the subject matter hereof.  Without limiting the generality of the foregoing, the obligations under this Agreement with respect to any termination of employment of Executive, for whatever reason, supersede any severance or related obligations of the Company in any policy, plan or practice of the Company or any agreement between Executive and the Company.

19.Counterparts.  This Agreement may be executed by the parties hereto in multiple counterparts and shall be effective as of the Effective Date when each party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each party.  When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document.  Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery in person of manually signed documents.

20.Compliance with Section 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent applicable.  Notwithstanding any provision herein to the contrary, this Agreement shall be interpreted, operated and administered consistent with this intent.  Each separate installment under this Agreement shall be treated as a separate payment for purposes of determining whether such payment is subject to or exempt from compliance with the requirements of Section 409A.  In addition, in the event that Executive is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Employer as in effect on the date of termination of Executive’s employment hereunder), any payment or benefits hereunder that are nonqualified deferred compensation subject to the requirements of Section 409A shall be provided to Executive no earlier than six (6) months after the date of Executive’s “separation from service” within the meaning of Section 409A.

[Signatures follow on next page]

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by its duly authorized officer, and Executive has hereunto signed this Agreement, as of the Effective Date.

“Employer”:

Unifi, Inc.

By: /s/ Albert P. Carey

Name: Albert P. Carey

Title:   Executive Chairman

“Executive”:

/s/ Edmund M. Ingle

Name: Edmund M. Ingle

[signature page to employment agreement]